Exhibit 99.1
VistaCare Reports Fiscal First Quarter Results
VistaCare Reports Net Income of $1.5 Million
Improved Profitability: Alternative Delivery Sites and IPUs on Track
SCOTTSDALE, Ariz., February 8, 2005 /PRNewswire-FirstCall via COMTEX/ — VistaCare, Inc. (Nasdaq: VSTA), a leading provider of hospice services in the United States, today reported results for the fiscal first quarter ended December 31, 2005. Net patient revenue for the quarter was $59.7 million, a 5.5% increase from $56.6 million reported in the year ago comparable period. Net income for the quarter was $1.5 million, or $0.09 per diluted share compared with a net income for the quarter ended December 31, 2004 of $0.7 million or $0.04 per diluted share.
“During the first quarter, we made significant progress on a number of operational fronts which bode well for Fiscal Year 2006 and beyond,” stated Richard R. Slager, Chairman and CEO. Net patient revenue, margins and profitability improved, while we reduced our Medicare Cap exposure and our new leapfrog sites continue to improve their profitability. Our increased investments over the past six quarters in education, training, personnel, new site development and marketing initiatives are finally starting to show the positive trends we had been expecting. Our Alternative Delivery Site (ADS) or leapfrog development strategy continues to progress as planned generating improved operating results. In addition to the two in-patient units (IPU) we are currently operating, we expect two more IPUs to begin accepting patients later this quarter. In fact, we just received notification today that our Emory-based IPU survey was deficiency free and, as a result, we may begin to accept patients immediately.
“Our efforts to improve profitability are focused and on going,” continued Mr. Slager. “Our objectives have not changed. We need to continue to focus on quality while bringing our new leapfrog and IPU sites to profitability and continue to decrease our Medicare Cap exposure. This means at times we may have to close down or consolidate a program that fails to meet these objectives. For these reasons, we began the process of consolidating our four Utah programs into two programs in December. Aside from the poor performance in Utah leading to the consolidation, the greatest negative impact on our first quarter financial performance was the decertification of our Indianapolis/Terre Haute program on October 15, 2005. Quality has always been the hallmark of this Company and our experience in Indiana has affirmed and strengthened VistaCare’s commitment to its patients and their families.
“It is important to note that profitability for the first quarter was positively impacted by an employee healthcare cost after tax accrual reversal of $790,000. However, the benefit of this adjustment was offset by $345,000 in new FASB 123R option expensing and the decertification of the Indianapolis and Terre Haute programs. We stopped new admissions in both of these programs in September while continuing to deliver care to our existing patients at our own cost since the decertification in mid-November. By way of comparison, the total after tax impact for the four sites most affected by the Indiana decertification; Indianapolis, Terre Haute, Bloomington and Seymour, was a combined loss of approximately $600,000. This compares to approximately $1.2 million in after-tax profits generated by these programs during the same quarter last year,” added Mr. Slager.
“Working with the Indiana State Department of Health and CMS, the recertification process in Indiana is proceeding at a steady pace,” said David W. Elliot, President and COO. “The Bloomington provider number has been transferred to Indianapolis. This will result in a program survey, which we expect will be completed by the end of March. During the same timeframe, we anticipate our submission for an ADS designation for Bloomington will also be approved. We recently began to slowly admit new Bloomington-based patients with the expectation that we will begin to accept Indianapolis patients on a case-by-case basis in late February. In Terre Haute, we are in process of gaining independent licensure and certification of this program. We obtained a provisional license effective November 18, 2005, and in late January under went a state and federal survey, which has begun the reasonable assurance period that we expect to be concluded with a final survey by the end of March. However, the inability to admit new patients in Terre Haute and the self-imposed slower admission rate in Indianapolis and Bloomington, together with the un-reimbursed patient care costs, and the impact of these combined developments for a full quarter, will result in larger combined loss at our Indiana programs during the second quarter.
“An analysis of our admissions for the first quarter illustrates that we have work to do in this area,” continued Mr. Elliot. “Overall admissions for the first quarter of fiscal year 2006 were 3,996, down 7% from 4,314 in the first quarter of fiscal year 2005, and down 6% from the fourth quarter of fiscal year 2005. When we exclude the results from the four Indiana programs and the consolidated Utah programs, admissions for the first quarter of fiscal year 2006 were 3,769, down 2% from 3,833 in the fourth quarter of the fiscal year 2005 and up 3% from 3,672 in the first quarter of fiscal year 2005.
Patient discharges for the first quarter of fiscal year 2006 were 4,344, flat compared with 4,339 for the fourth quarter of fiscal year 2005, and up 3% compared with 4,232 for the first quarter of fiscal year 2005. Excluding the four Indiana programs and the consolidated Utah programs, patient discharges for the first quarter of fiscal year 2006 were 3,958, down 2% when compared with 4,036 for the fourth quarter of fiscal year 2005, and up 10% compared with 3,599 for the first quarter of fiscal year 2005.
VistaCare’s average daily census (ADC) for the first quarter of fiscal year 2006 was 5,313, down 2% from 5,440 for the fourth quarter of fiscal year 2005, and flat with 5,318 for the first quarter of fiscal year 2005. Excluding the 5,310 total patient days for the Indianapolis/Terre Haute programs that have not been reimbursed since November, our ADC for the fiscal first quarter was 5,255. When we exclude the four Indiana programs and the consolidated Utah programs, ADC for the first quarter of fiscal year 2006 was

4,812, down 4% when compared with 5,001 for the fourth quarter of fiscal year 2005, and up 6% when compared with 4,531 for the first quarter of fiscal year 2005. Reflecting the current situation in Indiana, and the consolidation in Utah, as of January 31, 2006, total ADC was 5,065.
The results for the fiscal first quarter of 2006 included an accrual for estimated Medicare Cap exposure of $1.2 million. In addition, during the fiscal first quarter, VistaCare made Medicare Cap repayments of $6.1 million for fiscal 2004. The resulting current accrued balance for Medicare Cap exposure as of December 31, 2005 was $13.2 million. The Company currently estimates its total exposure for Medicare Cap for fiscal 2006 to be approximately $4 million to $5 million.
The Company’s Medicare Cap repayments of $6.1 million during the fiscal first quarter, and $6.2 million in revenue billed after quarter close due to a CMS change that no longer allows a third billing cycle during a month, contributed to negative cash flow for the quarter of $12.3m. Cash and short-term investments as of December 31, 2005 were $41.3m, and VistaCare continues to be debt free.
Conference Call
VistaCare will host a conference call and webcast on Wednesday, February 8, 2006 at 5:00 p.m. Eastern Time to discuss VistaCare’s fiscal first quarter results and recent corporate developments. The dial in number for the conference call is 800-240-4186 for domestic participants and 303-262-2130 for international participants.
A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion. The replay will remain available through Midnight Eastern Time on Wednesday, February 15, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using pass code 11051231#. To access the live webcast of the call, go to VistaCare’s website at www.vistacare.com and click on Investor Relations. An archived webcast will also be available on VistaCare’s website.
About VistaCare
VistaCare is a leading provider of hospice services in the United States. Through interdisciplinary teams of physicians, nurses, home healthcare aides, social workers, spiritual and other counselors and volunteers, VistaCare provides care primarily designed to reduce pain and enhance the quality of life of terminally ill patients, most commonly in the patient’s home or other residence of choice.
Forward-Looking Statements:
Certain statements contained in this press release and the accompanying tables, including statements with respect to VistaCare’s anticipated growth in net patient revenue, organic patient census and diluted earnings per share, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “hope,” “anticipate,” “plan,” “expectations,” “forecast,” “goal,” “targeted” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. VistaCare does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause VistaCare’s actual results to differ from those expressed in such forward- looking statements. These risks and uncertainties arise from, among other things, possible changes in regulations governing the hospice care industry, periodic changes in reimbursement levels and procedures under Medicare and Medicaid programs, difficulties predicting patient length of stay and estimating potential Medicare reimbursement obligations, patient discharge rate, challenges inherent in VistaCare’s growth strategy, the current shortage of qualified nurses and other healthcare professionals, VistaCare’s dependence on patient referral sources, and other factors detailed under the caption “Factors that May Affect Future Results” or “Risk Factors” in VistaCare’s most recent report on form 10-K and its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved.

Company Contact:	Investor Contacts:	Media Contacts:
Rick Slager	Doug Sherk/Jennifer Beugelmans	Steve DiMattia
Chief Executive Officer	EVC Group	EVC Group
(480)648-4545	(415)896-6820	(415)896-6820
ir@vistacare.com	dsherk@evcgroup.com	sdimattia@evcgroup.com
###

VISTACARE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share information)

	December 31,	September 30,
	2005	2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,686	$25,962
Short-term investments	27,573	27,413
Patient accounts receivable (net of allowance for denials of $2,001 and $1,594 at December 31, 2005 and September 30, 2005, respectively)	28,953	20,202
Patient accounts receivable — room & board (net of allowance for denials of $1,138 and $1,527 at December 31, 2005 and September 30, 2005, respectively)	4,650	9,149
Prepaid expenses	4,904	3,811
Tax receivable	4,271	4,329
Deferred tax assets	9,666	8,826

Total current assets	93,703	99,692
Fixed assets, net	7,046	5,757
Goodwill	24,002	24,002
Other assets	6,986	7,310

Total assets	$131,737	$136,761

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34	$1,445
Accrued expenses	38,225	45,709

Total current liabilities	38,259	47,154
Deferred tax liability — non-current	4,555	2,745
Stockholders’ equity:
Class A Common Stock, $0.01 par value; authorized 33,000,000 shares; 16,392,143 and 16,376,529 shares issued and outstanding at December 31, 2005 and September 30, 2005, respectively.	164	164
Additional paid-in capital	108,093	108,054
Deferred compensation	—	(555)
Accumulated deficit	(19,334)	(20,801)

Total stockholders’ equity	88,923	86,862

Total liabilities and stockholders’ equity	$131,737	$136,761

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share information)

	Three Months Ended
	December 31,
	2005	2004
Net patient revenue	$59,673	$56,615
Operating expenses:
Patient care expenses	35,921	35,108
Sales, general and administrative expenses	20,197	19,321
Depreciation	614	452
Amortization	648	603

Total operating expenses	57,380	55,484

Operating income	2,293	1,131
Non-operating income (expense):
Interest income	309	217
Interest expense	—	(7)
Other expense	(94)	(177)

Total non-operating income	215	33

Net income before income taxes	2,508	1,164
Income tax expense	1,041	456

Net income	$1,467	$708

Net income per common share:
Basic net income per common share	$0.09	$0.04

Diluted net income per common share	$0.09	$0.04

Weighted average shares outstanding:
Basic	16,391	16,214

Diluted	16,749	16,814

VISTACARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended
	December 31,
	2005	2004
Operating activities
Net income	$1,467	$708
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	614	452
Amortization	648	603
Share-based compensation	454	103
Deferred income tax expense (benefit)	970	(163)
Loss on disposal of assets	16	132
Changes in operating assets and liabilities:
Patient accounts receivable, net	(4,251)	2,862
Prepaid expenses and other	(1,035)	(237)
Increase in accrual for Medicare Cap	1,225	1,500
Payment of Medicare Cap assessments — decrease in accrued Medicare Cap	(6,121)	(4,938)
Accounts payable and accrued expenses	(3,999)	(4,047)

Net cash used in operating activities	(10,012)	(3,025)
Investing activities
Short-term investments purchased	(1,801)	(14,254)
Short-term investments sold	1,641	4,105
Purchases of equipment	(1,977)	(717)
Internally developed software expenditures	(112)	(436)
Increase in other assets	(154)	(271)

Net cash used in investing activities	(2,403)	(11,573)
Financing activities
Proceeds from issuance of common stock from exercise of stock options and employee stock purchase plan	139	122

Net cash provided by financing activities	139	122

Net decrease in cash	(12,276)	(14,476)
Cash and cash equivalents, beginning of period	25,962	28,687

Cash and cash equivalents, end of period	$13,686	$14,211

Cash and short-term investments, end of period	$41,259	$57,525